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                               HADDAN & ZEPFEL LLP
                       500 Newport Center Drive, Suite 580
                             Newport Beach, CA 92660
                              (949) 706-6000 (949)
                              706-6060 (facsimile)
                          e-mail: rjz@haddanzepfel.com

                                  July 15, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

         Attn: Jay Webb
               Mail Stop 03-06

                           Re: Eye Dynamics, Inc.
                               ------------------
                               Form 10-QSB for the Quarter Ended March 31, 2005
                               ------------------------------------------------
                               (File No. 0--27857)
                               -------------------
Dear Sirs:

         This is in response to your letter of July 13, 2005 concerning the Quarterly Report on Form 10-QSB of Eye Dynamics, Inc. (the "Company") for the quarter ended March 31, 2005. Concurrently with the filing of this letter we are filing Amendment No.1 to the 10-QSB.

         The responses are set forth in the order of your letter:

Exhibit 31 Certifications
-------------------------

         1. The accompanying Quarterly Report on Form 10-QSB for the quarter ended March 31, 2005 includes revised Exhibits 31.1 and 31.2, tracking the language of the exhibit as specified in Item 601 of Regulation S-B.

Exhibit 32 Certifications
-------------------------

         2. The accompanying Quarterly Report on Form 10-QSB for the quarter ended March 31, 2005 includes Exhibits 32.2, the certification by the Chief Financial Officer.

                                                       Very truly yours,

                                                       /S/ Robert J. Zepfel
                                                       --------------------
                                                       Robert J. Zepfel